Exhibit 99.1

Whole Earth Brands Signs Definitive Agreement to be Acquired by Affiliates of Sababa Holdings FREE, LLC

Whole Earth Brands shareholders to receive $4.875 per share in an all-cash transaction

Represents a 56% premium over the Company’s share price at market close on June 23, 2023 prior to receiving Sababa’s initial $4.00 per share bid

Transaction concludes the Company’s evaluation of strategic alternatives

Chicago, Illinois & Miami, Florida – February 13, 2024 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today confirmed that the Company entered into a definitive agreement pursuant to which Ozark Holdings, LLC (which, going forward, intends to do business as Sweet Oak Parent) (“Sweet Oak”), an affiliate of Sababa Holdings FREE, LLC (“Sababa”), will acquire all of the outstanding shares of the Company’s common stock that it does not already own in an all-cash transaction for $4.875 per share (the “Transaction”). This represents a 56% premium over the Company’s share price at market close on June 23, 2023 prior to receiving Sababa’s initial $4.00 per share bid and a 37% premium over the Company’s 60-day volume-weighted average price (“VWAP”) as of February 12, 2024.

A special committee of the Company’s board of directors (the “Board”), consisting solely of disinterested members of the Board (the “Special Committee”), in consultation with its independent financial and legal advisors, unanimously recommended the Transaction and the disinterested members of the Board unanimously approved the Transaction.

Irwin D. Simon, Executive Chairman of the Company, said, “Following a comprehensive review of strategic alternatives, we are pleased to announce this transaction today, which we believe to be in the best interest of all our shareholders, providing them with the most compelling outcome in terms of maximizing value while offering immediate liquidity at a significant premium. From the beginning of this process, the Special Committee’s top priority has been to deliver an optimal outcome for all our shareholders, customers, and employees, and we believe we have achieved that with this transaction. We look forward to working with the Sweet Oak team to ensure a smooth and timely closing.”

Transaction Details

The Transaction is expected to close in the second quarter of 2024. Consummation of the Transaction is conditioned on, among other things, the approval at a special meeting of the Company’s stockholders (i) of the holders of a majority in voting power of the Company’s outstanding stock and (ii) of the holders of 66 2/3% of the Company’s outstanding stock not owned by Sababa, and is subject to other customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Transaction is not subject to any financing conditions.

The Company expects to release its customary financial results for the fourth quarter and full year ended December 31, 2023 in March 2024.

Upon completion of the Transaction, the Company’s common stock will no longer be listed on the NASDAQ Stock Market.

Silver Point Finance LLC and Fortress Credit Corp. and its affiliates are providing debt financing in connection with the Transaction.

Jefferies is serving as financial advisor to the Special Committee, and DLA Piper LLP (US) is serving as legal counsel to the Special Committee and the Company. Citi is serving as M&A advisor and capital markets advisor to Sweet Oak, and Greenberg Traurig, P.A. is serving as legal counsel to Sweet Oak.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

About Sweet Oak

Sweet Oak is a Delaware limited liability company that is controlled by Sir Martin E. Franklin and owns Royal Oak Enterprises, LLC (“Royal Oak”). Sir Martin is also the controlling member of Sababa. Upon completion of the Transaction, Rhône Capital VI L.P. (through certain affiliated funds) will become an indirect owner of Sweet Oak, which will own both the Company and Royal Oak. Royal Oak is a leading manufacturer and distributor of branded and private label fire building products, including charcoal, artificial firelogs, matches, lighter fluid and other consumable products.

About Rhône

Rhône, established in 1996, is a global private equity firm with a focus on investments in businesses with a transatlantic presence. Rhône’s investment philosophy includes the development of strong, strategic partnerships with the companies in which it invests. Rhône has a history of successful corporate carve-out transactions and working with entrepreneur and family-led businesses, and operates across its London, New York, Madrid, and Milan offices. Rhône has invested in a diversified portfolio of companies including investments in the consumer, industrial, and business services sectors. For more information about Rhône, its investment professionals, and its current portfolio, please visit: www.rhonegroup.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval.

Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of the Company and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “will continue,” “will likely result,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms.

All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting. There are a number of factors that could have material adverse effects on our future results, performance or achievements and cause our actual results to differ materially from the forward-looking statements. These factors include, but are not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed Transaction, the timing of consummation of the proposed Transaction, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, failure of Sweet Oak to obtain the financing required to consummate the Transaction, the ability to achieve anticipated benefits and savings, risks related to the potential disruption of management’s attention due to the pending Transaction, operating results and businesses generally, the outcome of any legal proceedings related to the proposed Transaction and the general risks associated with the respective businesses of the Company and Sweet Oak, including the general volatility of the capital markets, terms and employment of capital, the volatility of the Company’s share price, changes in the real estate investment trust industry, interest rates or general economy, potential adverse effects or changes to the relationships with the parties’ customers, competitors, suppliers or employees or other parties resulting from the announcement or completion of the proposed Transaction, unpredictability and severity of catastrophic events, including but not limited to the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the outbreak of hostilities between Russia and Ukraine and Israel and Hamas), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict. Discussions of some of these other important factors and assumptions are contained in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, the Company does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication is being made in respect of the Transaction involving the Company and Sweet Oak. In connection with the Transaction, (i) the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and (ii) certain participants in the transaction intend to jointly file with the SEC a Schedule 13E-3 Transaction Statement, which will contain important information on the Company, Sweet Oak and the Transaction, including the terms and conditions of the Transaction. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13E-3 and a proxy card to each stockholder of the Company entitled to vote at the Company Stockholders Meeting. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.wholeearthbrands.com.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13E-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval.

Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the proxy statement and the Schedule 13E-3 Transaction Statement, as well as any amendments or supplements to these documents, carefully when they become available because they will contain important information about the Transaction.

Participants in the Proxy Solicitation

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the Transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement on Schedule 14A filed with the SEC on April 28, 2023, as amended on May 24, 2023, in connection with its 2023 annual meeting of stockholders, and the proxy statement, the Schedule 13E-3 Transaction Statement and other relevant materials that will be filed with the SEC in connection with the Transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Transaction and the Schedule 13E-3 Transaction Statement when they become available.

Contacts:

Investor Relations Contact:

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Contact:

ICR

Dan McDermott

646-677-1811

dan.mcdermott@icrinc.com